TRANSFER AGENCY AGREEMENT AND
                         SHAREHOLDER SERVICES AGREEMENT

     AGREEMENT to be effective October 27, 1999, by and between PRINCIPAL PARTNERS AGGRESSIVE GROWTH FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Manager").

                              W I T N E S S E T H:

     WHEREAS, The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:

     (a)  Certificate of Incorporation of the Fund;

     (b)  Bylaws of the Fund as adopted by the Board of Directors;

     (c) Resolutions of the Board of Directors of the Fund selecting the Manager as transfer and shareholder servicing agent and approving the form of this Agreement.

     WHEREAS, the Manager is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to act as transfer and shareholder servicing agent of the Fund, and the Manager agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth. The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

1.   SERVICES FURNISHED BY THE MANAGER

     The Manager will act as, and provide all services customarily performed by, the transfer and paying agent of the Fund including, without limitation, the following:

     (a)  preparation  and   distribution   to  shareholders  of  reports,   tax
          information, notices, proxy statements and proxies;

     (b) preparation and distribution of dividend and capital gain payments to shareholders;

     (c) issuance, transfer and registry of shares, and maintenance of open account system;

     (d) delivery, redemption and repurchase of shares, and remittances to shareholders; and

     (e) communication with shareholders concerning items (a), (b), (c) and (d) above.

     In the carrying out of this function, the Manager may contract with others for data systems, processing services and other administrative services. The Manager may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such provisions of the Agreement as the Manager may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Manager of any of its responsibilities or liabilities hereunder.

     The Manager will maintain records in reasonable detail that will support the amount it charges the Fund for performance of the services set forth in this
Section 1. At the end of each calendar month the Fund will pay the Manager for its performance of these services.

2.   LIMITATION OF LIABILITY OF THE MANAGER

     The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

3.   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Manager.

4.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

5.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

6.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                              Principal Partners Aggressive Growth Fund, Inc.

                              BY/s/Arthur S. Filean
                               ARTHUR S. FILEAN, VICE PRESIDENT


                              Principal Management Corporation

                              BY /s/Ralph C. Eucher
                                     Ralph C. Eucher, President